Better Home & Finance Holding Company Announces Third Quarter 2025 Results
•Executed two significant strategic partnerships during the third quarter, in addition to a third subsequent to the end of the third quarter, marking continued progress in our evolution as a platform and software provider powering the home finance ecosystem, with additional strategic partnerships expected in Q4 2025
•The Company anticipates higher funded loan volume in Q4 2025 compared to the same quarter in 2024, expecting to achieve a $500 million monthly run rate in total funded loan volume driven by strong early performance from new strategic partnerships and a significant acceleration expected through the remainder of the quarter. Our initial progress into the fourth quarter comes solely from the soft launch of one partnership, during which we marketed our solution to only a fraction of our partners’ customer bases. We believe this partnership represents the most significant opportunity in Better’s history
•Q3 2025 total funded loan volume grew 17% year over year compared to Q3 2024. Excluding funded loan volume from a discontinued partnership in Q3 2024, funded loan volume grew 56% year over year compared to the same quarter in 2024
•AI-driven improvements in conversion rates, efficiency gains, and corporate cost reductions are expected to further reduce losses going forward
•The Company affirms guidance of achieving Adjusted EBITDA breakeven by the end of Q3 2026
NEW YORK--(BUSINESS WIRE)-- Better Home & Finance Holding Company (NASDAQ: BETR; BETRW) (“Better,” the “Company,” “our” or “we”), one of the leading AI-native home finance company, today reported financial results for its third quarter ended September 30, 2025.
“This was a pivotal quarter for Better as we set the stage for our next chapter of growth,” said Vishal Garg, CEO and Founder of Better. “Our three new strategic partnerships validate the strength of our platform and technology and are expected to meaningfully expand growth and reinforce our path to profitability, with Adjusted EBITDA breakeven anticipated by the end of Q3 2026.”
“The fourth quarter is off to a strong start, with total funded loan volume expected to reach a $500 million monthly run-rate driven by our new strategic partnerships, despite marketing to only a fraction of their customer bases during our initial soft launch. By the end of the next six months, we expect to achieve a monthly run rate of $1 billion in total funded loan volume,” added Garg.

Better also announced that it is in discussions with additional potential strategic partners, which it believes further validates its strategy of delivering a best-in-class consumer and partnership experience powered by Betsy™ and Tinman®. These include potential strategic partnerships with one of the top U.S. home improvement lenders, two of the top U.S. loan servicers, one of the top U.S. personal lenders, and an additional mid-size bank, which it believes represents, in the aggregate, potential access to up to an additional ten million U.S. homeowners that the Company could market mortgage and home equity products to.

Third Quarter 2025 Financial Highlights:
GAAP Results:
•Revenue of approximately $44 million, compared to $29 million in Q3’ 24 and $44 million in Q2’25
•Net loss of approximately $39 million, compared to a loss of $54 million in Q3’ 24 and a loss of $36 million in Q2’25
Key Operating Metrics and Non-GAAP Financial Measures:
•Adjusted EBITDA loss of approximately $25 million, compared to a loss of $39 million in Q3’ 24 and a loss of $27 million in Q2’25
•Funded Loan Volume of approximately $1.2 billion, compared to $1.0 billion in Q3’24 and $1.2 billion in Q2’25. Excluding Funded Loan Volume from a discontinued partnership in Q3 2024, funded loan volume grew 56% year over year compared to the same quarter in 2024
•Approximately 4,086 Total Loans, compared to 3,443 in Q3’24 and 4,032 in Q2’25
•By Product: Purchase Funded Loan Volume of $774 million comprised 64% of Total Funded Loan Volume; HELOC Funded Loan Volume (which includes home equity lines of credit and closed-end second lien loans) of $253 million comprised 21% of Total Funded Loan Volume; and refinance Funded Loan Volume of $183 million comprised 15% of Total Funded Loan Volume
•Year-over-year Funded Loan Volume growth was driven by increases in home equity products (52% growth), which includes home equity lines of credit and closed-end second lien loans, and refinance loans (41% growth). Purchase Loan Volume grew 5%

•By Channel: D2C loan volume of $727 million comprised 60% of Funded loan volume; Tinman® AI Platform comprised the remaining 40% of volume
Third Quarter 2025 Highlights:
•Onboarded two new strategic partnerships, in addition to a third in October, which demonstrate our evolution in powering the home finance ecosystem as a platform and software
•Launched AI-driven HELOC underwriting for small business and self-employed borrowers, making approvals possible using only bank statements, enabling home finance accessible for more American families
•Continue to see increased productivity resulting from AI investments, including further expansion of Betsy™, which leverages AI and large language models to take a customer through pre-approval, rate quote, and rate lock autonomously
•Onboarded additional local loan officers as part of our Tinman® AI Platform, serving a total of approximately 1,148 families equating to approximately $483 million of Funded Loan Volume
•As previously disclosed by the Company, Kevin Ryan, Chief Financial Officer, notified that he would be retiring from the Company, which will be effective November 14, 2025. We are grateful for everything Kevin has done for Better, from taking the Company public to rightsizing its capital structure. We wish him the very best in his new endeavor and are in the exciting process of a CFO search with strong candidates in consideration for the role. While the Company continues its search for a new CFO, Kevin is expected to continue to assist the Company to facilitate an orderly transition of his duties to his successor.
Additional Information
For more information, please see the detailed financial data and other information available in the Company’s quarterly report on Form 10-Q, to be filed with the Securities and Exchange Commission (the “SEC”), and the investor presentation on the investor relations section of the Company’s website.
Webcast
As previously announced, Better will host a live webcast of its earnings video conference call beginning at 8:30am ET on November 13, 2025. To access the webcast and the related presentation, or to register to listen to the call by phone, go to the investor relations section of the Company’s website at investors.better.com or click the “Attendee Registration Link” below. Please join the webcast at least 10 minutes prior to start time. A replay will be available on Better’s investor relations website shortly after the call ends.

Attendee Registration Link:
https://events.q4inc.com/attendee/667467111
About Better
Better Home & Finance Holding Company (NASDAQ: BETR; BETRW) is the first AI-powered mortgage lender and first fintech to fund more than $100 billion in mortgage volume. Since 2016, Better has leveraged its industry-leading AI platform, Tinman®, to achieve a singular mission of making homeownership cheaper, faster, and easier for Americans. Tinman® allows customers to see their rate options in seconds, get pre-approved in minutes, lock in rates, and close their loan in as little as three weeks. In addition, Betsy™, the first voice-based AI loan assistant built exclusively for the mortgage industry, revolutionizes the homebuying journey by delivering timely application status updates to consumers, answering questions, and moving their loan application along 24/7/365. Better’s mortgage offerings include GSE-conforming mortgage loans, FHA and VA loans, and jumbo mortgage loans. In January 2023, Better launched "One Day Mortgage,” allowing eligible customers to go from click to Commitment Letter within 24 hours. Better won the 2025 Fintech Breakthrough Awards for Digital Mortgage Innovation, and was named Best Online Mortgage Lender by Forbes and Best Mortgage Lender for Affordability by WSJ in 2023, ranked #1 on LinkedIn’s Top Startups List for 2021 and 2020, #1 on Fortune’s Best Small and Medium Workplaces in New York, #15 on CNBC’s Disruptor 50 2020 list, and was listed on Forbes FinTech 50 for 2020. Better serves customers in all 50 US states and the United Kingdom.
For more information, follow @betterdotcom on Instagram and TikTok.
Forward-looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not historical fact should be considered forward-looking statements, including, without limitation, statements and expectations regarding potential strategic partnerships, future growth due to new strategic partnerships, future reduction in losses, Adjusted EBITDA profitability, Funded Loan Volume, and improvements to Adjusted EBITDA. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,”

“expect,” “could,” “would,” “project,” “plan,” “target,” or the negatives of these terms or variations of them or similar terminology. Forward-looking statements are inherently subject to risks and uncertainties which could cause actual future events to differ materially from those expressed or implied by the forward-looking statements in this communication. These risks and uncertainties include: our ability to operate under and maintain or improve our business model; the effect of interest rates on our business, results of operations, and financial condition; our ability to expand our customer base, grow market share in our existing markets and enter into new markets; our ability to respond to general economic conditions, particularly elevated interest rates and lower home sales and refinancing activity; our ability to restore our growth and our expectations regarding the development and long-term expansion of our business; our ability to comply with laws and regulations related to the operation of our business, including any changes to such laws and regulations; our ability to achieve and maintain profitability in the future; our ability and requirements to raise additional financing in the future; our estimates regarding expenses, future revenue, capital and additional financing requirements; our ability to maintain, expand and be successful in our strategic relationships with third parties; our ability to remediate existing material weaknesses and implement and maintain an effective system of internal controls over financial reporting; our ability to develop new products, features and functionality that meet market needs and achieve market acceptance; our ability to retain, identify and hire individuals for the roles we seek to fill and staff our operations appropriately; the involvement of our CEO in litigation related to prior business activities, our business activities and associated negative media coverage; our ability to recruit and retain additional directors, members of senior management and other team members, including our ability in general, and our CEO’s ability in particular, to maintain an experienced executive team; our ability to successfully manage our international and banking operations our ability to maintain and improve morale and workplace culture and respond effectively to the effects of negative media coverage; and our ability to maintain, protect, assert and enhance our intellectual property rights; the volatility in the market price of our Class A common stock, including volatility due to potential short squeezes; high degrees of public and social media coverage by third parties; and future sales of substantial amounts of our Class A common stock, or the perception that such sales may occur. More information on these risks and other important factors that could affect the Company’s business, reputation, results of operations, financial condition, and stock price are discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as any such factors may be updated from time to time in the Company’s other filings with the SEC, including without limitation, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, which is available, free of charge, at the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for Better to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Better undertakes no obligation, except as required by law, to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

SELECTED FINANCIAL DATA, NON-GAAP MEASURES AND DEFINITIONS
Following are tables that present selected financial data of the Company. Also included are reconciliations of non-GAAP measures to their most comparable GAAP measures and definitions of certain key metrics used herein.
Results of Operations

	Three Months Ended September 30,		Three Months Ended June 30,
(Amounts in thousands, except per share amounts)	2025	2024	2025
Revenues:
Gain on loans, net	$36,421	$21,503	$36,772
Other revenue	2,777	3,070	3,300
Net interest income
Interest income	16,855	9,867	14,157
Interest expense	(12,186)	(5,446)	(10,085)
Net interest income	4,669	4,421	4,072
Total net revenues	43,867	28,994	44,144
Expenses:
Compensation and benefits	41,287	37,752	41,412
General and administrative	10,167	12,611	11,507
Technology	6,726	7,249	6,948
Marketing and advertising	10,490	12,101	11,140
Loan origination expense	3,728	3,774	3,923
Depreciation and amortization	3,398	8,259	3,535
Other expenses/(Income)	7,051	1,332	1,855

Total expenses	82,847	83,078	80,320
Loss before income tax expense	(38,980)	(54,084)	(36,176)
Income tax expense/(benefit)	145	126	94
Net loss	$(39,125)	$(54,210)	$(36,270)
Earnings (loss) per share attributable to common stockholders (Basic)	$(2.56)	$(3.58)	($2.39)

Use of Non-GAAP Measures and Other Financial Metrics
We include certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) including Adjusted EBITDA, Adjusted Net Income (Loss), funded loan volume (excluding discontinued partnership) and other key metrics.
We calculate Adjusted Net Income (Loss) as net income (loss) adjusted for the impact of stock-based compensation expense, change in the fair value of warrants and equity related liabilities, restructuring, impairment, and other expenses. We calculate Adjusted EBITDA as net income (loss) adjusted for the impact of stock-based compensation expense, change in the fair value of warrants, and other non-recurring or non-core operational expenses, as well as interest and amortization on non-funding debt (which includes interest on the Convertible Note (as defined in our Form 10-K)), depreciation and amortization expense, and income tax expense. We calculate Funded Loan Volume (excluding discontinued partnership) as Funded Loan Volume excluding volume generated from our discontinued partnership with Ally Financial Inc. These non-GAAP financial measures should not be considered in isolation and are not intended to be a substitute for any GAAP financial measures. These non-GAAP measures provide supplemental information that we believe helps investors better understand our business, our business model and how we analyze our performance. We also believe these non-GAAP financial measures improve investors’ and analysts’ ability to compare our results with those of our competitors and other similarly situated companies, which commonly disclose similar performance measures.
However, our calculation of Adjusted EBITDA and Adjusted Net Income (Loss) may not be comparable to similarly titled performance measures presented by other companies. Further, although we use these non-GAAP measures to assess the financial performance of our business, these measures exclude certain substantial costs related to our business, and investors are cautioned not to use such measures as a substitute for financial results prepared according to GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our financial results prepared and presented in accordance with GAAP.

Reconciliation of Non-GAAP Metrics

	Three Months Ended September 30,		Three Months Ended June 30,
(Amounts in thousands)	2025	2024	2025
Adjusted Net Loss
Net (loss) income	$(39,125)	$(54,210)	$(36,270)
Stock-based compensation expense (1)	4,271	5,487	4,252
Change in fair value of warrants and equity related liabilities (2)	5,578	(206)	572
Restructuring, impairment, and other expenses (3)	817	43	1,206
Adjusted Net Loss	$(28,459)	$(48,886)	$(30,240)
Adjusted EBITDA
Net (loss) income	$(39,125)	$(54,210)	$(36,270)
Income tax expense / (benefit)	145	126	94
Depreciation and amortization expense (4)	3,398	8,259	3,535
Stock-based compensation expense (1)	4,271	5,487	4,252
Interest and amortization on non-funding debt (5)	—	1,631	6
Restructuring, impairment, and other expenses (3)	817	43	1,206
Change in fair value of warrants and equity related liabilities (2)	5,578	(206)	572
Adjusted EBITDA	$(24,915)	$(38,870)	$(26,605)

__________________
1)Stock-based compensation represents the non-cash grant date fair value of stock-based instruments utilized to incentivize employees and consultants recognized over the applicable vesting period. This expense is a non-cash expense. We exclude this expense from our internal operating plans and measurement of financial performance (although we consider the dilutive impact to our stockholders when awarding stock-based compensation and value such awards accordingly).
2)Change in fair value of Public Warrants and Private Warrants as well as the Sponsor Locked-Up Shares, represents the change in fair value of liability-classified warrants as presented in our Consolidated Statements of Operations and Comprehensive Loss. This charge is a non-cash charge.
3)Restructuring, impairment, and other expenses are primarily comprised of employee one-time termination benefits, real estate restructuring losses, impairment of property and equipment, and goodwill.
4)Depreciation and amortization represents the loss in value of fixed and intangible assets through depreciation and amortization, respectively. These expenses are non-cash expenses, and we believe that they do not correlate to the performance of our business during the periods presented.
5)Interest and amortization on non-funding debt represents interest and amortization on the Convertible Note, which is included within net interest income in our Consolidated Statements of Operations and Comprehensive Loss.

	Three Months Ended September 30,
	2025	2024
Funded Loan Volume	$1,210	$1,035
B2B Loan Volume (discontinued partnership)	$ —	$259
Funded Loan Volume (excluding discontinued partnership)	$1,210	$776

Key Metrics
This press release refers to the following key metrics:
Funded Loan Volume represents the aggregate dollar amount of all loans funded in a given period based on the principal amount of the loan at funding. Purchase Loan Volume represents the aggregate dollar amount of purchase loans funded in a given period based on the principal amount of the loan at purchase date. Refinance Loan Volume represents the aggregate dollar amount of refinance loans funded in a given period based on the principal amount of the loan. HELOC loan volume represents the aggregate dollar amount of HELOC loans funded in a given period based on the principal amount of the loan at funding. D2C Loan Volume represents the aggregate dollar amount of loans funded in a given period based on the principal amount of the loan at funding that have been generated from direct interactions with customers using all marketing channels other than our B2B partner relationships and our Tinman® AI Platform channel. B2B Loan Volume represents the aggregate dollar amount of loans funded in a given period based on the principal amount of the loan at funding that have been generated through one of our B2B partner relationships. Tinman® AI Platform channel Loan Volume represents the aggregate dollar amount of loans funded in a given period based on the principal amount of the loan at funding that have been generated through NEO Powered by Better. Total Loans represents the total number of loans funded in a given period, including purchase loans, refinance loans, HELOC loans and closed-end second lien loans.

For Investor Relations Inquiries please email: ir@better.com